EXHIBIT 23.1


                   Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-4 Registration Statement of FedEx Corporation of our reports dated June 27, 2000 included in the FedEx Corporation and Federal Express Corporation Form 10-K filings for the year ended May 31, 2000, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP
Memphis, Tennessee
April 25, 2001